EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2017 RESULTS

NASHVILLE, Tenn. (April 24, 2017)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce, patient experience, and provider solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2017.

Revenues of $59.9 million in the first quarter of 2017, up 11% from $54.1 million in the first quarter of 2016
Operating income of $1.8 million in the first quarter of 2017, compared to $2.5 million in the first quarter of 2016
Net income of $1.3 million in the first quarter of 2017, compared to $1.5 million in the first quarter of 2016, and earnings per share (EPS) of $0.04 per share (diluted) in the first quarter of 2017, compared to $0.05 per share (diluted) in the first quarter of 2016
Adjusted EBITDA1 of $8.7 million in the first quarter of 2017, compared to adjusted EBITDA of $8.1 million in the first quarter of 2016

Financial Results:
First Quarter 2017 Compared to First Quarter 2016
Revenues for the first quarter of 2017 increased by $5.8 million, or 11 percent, to $59.9 million, compared to $54.1 million for the first quarter of 2016.

Revenues from our HealthStream Workforce Solutions segment, which are primarily subscription-based, were approximately $43.7 million for the first quarter of 2017 compared to $41.3 million for the first quarter of 2016. Revenue growth of $2.4 million from our workforce solutions products was mostly offset by a decline in ICD-10 readiness revenue. Revenues from ICD-10-readiness training products declined by $3.4 million to $554,000 in the first quarter of 2017, compared to $3.9 million in the prior year first quarter.

Revenues from our HealthStream Patient Experience Solutions segment decreased by $61,000, or one percent, when compared to the first quarter of 2016. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—were comparable to the first quarter of 2016. Revenues from other patient experience solutions, including surveys conducted on annual or bi-annual cycles and consulting/coaching services, collectively decreased by $75,000, or seven percent, when compared to the first quarter of 2016. This decrease is primarily due to the timing of engagements compared to the prior year period.

1 — Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe Adjusted EBITDA provides useful information to investors is included later in this release.

Revenues from our HealthStream Provider Solutions segment increased by $3.5 million, or 72 percent, when compared to the first quarter of 2016. Revenues from the Morrisey Associates, Inc. (MAI) acquisition, which was consummated in August 2016, accounted for the majority of the increase in revenues during the first quarter of 2017. MAI revenues in the first quarter were approximately $2.3 million, net of deferred revenue write-downs.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the first quarter of 2017, HealthStream reported an $844,000 reduction to operating income and a $553,000 reduction to net income as a result of the deferred revenue write-down for prior acquisitions, including the MAI acquisition, which resulted in a $692,000 reduction to operating income and a $469,000 reduction to net income in the first quarter of 2017 as the result of the deferred revenue write-down for this acquisition. During the first quarter of 2016, HealthStream reported a reduction of $955,000 to operating income and $572,000 to net income as a result of the deferred revenue write-down. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on operating income and net income.

Operating income was $1.8 million for the first quarter of 2017 compared to $2.5 million for the first quarter of 2016. The increase in revenue in the first quarter of 2017 noted above was more than offset by increased operating expenses associated with higher royalties, depreciation and amortization, personnel additions, sales commissions, and other general expenses. In addition, operating income during the first quarter of 2017 and the first quarter of 2016 were adversely impacted by the deferred revenue write-downs associated with prior acquisitions as noted above. Also, the $3.4 million reduction in revenue associated with ICD-10 readiness training products contributed to the reduction in operating income compared to the prior year.

Net income was $1.3 million in the first quarter of 2017 compared to $1.5 million in the first quarter of 2016. Earnings per share (diluted) were $0.04 per share for the first quarter of 2017, compared to $0.05 per share for the first quarter of 2016.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by seven percent to $8.7 million for the first quarter of 2017, compared to $8.1 million for the first quarter of 2016.

At March 31, 2017, the Company had cash and marketable securities of $115.3 million. Capital expenditures incurred during the first quarter of 2017 were approximately $5.6 million.

Other Business Updates
At March 31, 2017, we had approximately 4,470,000 total subscribers implemented to use and 4,573,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber for Workforce Solutions
We view the metric, “Annualized Revenue per Implemented Subscriber for our Workforce Solutions” (“Workforce ARIS”), as one of several measures of our progress in growing the value of our customer base. Workforce ARIS represents the quarter’s revenue from our subscription-based solutions, annualized, then divided by the quarter’s average total number of implemented subscribers. Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions. For the first quarter of 2017, HealthStream’s Workforce ARIS was $37.68, compared to last year’s first quarter of $36.27.

Financial Outlook for 2017
For 2017, we continue to anticipate that consolidated revenues will grow 10 to 14 percent as compared to 2017. We anticipate that revenue growth in our Workforce Solutions segment will be in the five to eight percent range and three to five percent in our Patient Experience Solutions segment. We anticipate our Provider Solutions segment’s revenue to grow 47 to 51 percent as compared to 2017.

We continue to anticipate operating income for 2017 to increase between 50 and 65 percent as compared to 2017.

We continue to anticipate that capital expenditures will be between $15 million and $17 million during 2017. We expect the annual effective income tax rate to range between 39 percent and 41 percent for 2017.

This guidance does not include the impact of any other acquisitions that we may complete during 2017.

“2017 is starting strong with record quarterly revenues at almost $60 million,” said Robert A. Frist, Jr., chief executive officer, HealthStream. “Our first quarter core financial metrics showed strong sequential improvement over last quarter, which gives us confidence in our expectation of leveraged operating income growth for 2017.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Tuesday, April 25, 2017, at 9:00 a.m. (ET). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #11590283) for U.S. and Canadian callers and 404-537-3406 (conference ID #11590283) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. We believe that adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

In recent years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, following the completion of any such acquisition, the Company may record a write-down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP operating income and non-GAAP net income, which in each such case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods excluding the impact of this deferred revenue write-down and provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one to two year period following the completion of any particular acquisition, so our GAAP revenues for this one to two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.6 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland; Brentwood, Tennessee; Jericho, New York; Boulder; Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenues	$59,870	$54,078
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	26,276	22,900
Product development	6,599	7,018
Sales and marketing	10,834	8,557
Other general and administrative	7,941	7,976
Depreciation and amortization	6,387	5,140

Total operating expenses	58,037	51,591
Operating income	1,833	2,487
Other income, net	130	18

Income before income taxes	1,963	2,505
Income tax provision	678	1,004

Net income	$1,285	$1,501

Net income per share:
Net income per share, basic	$0.04	$0.05

Net income per share, diluted	$0.04	$0.05

Weighted average shares outstanding:
Basic	31,774	31,666

Diluted	32,104	31,970

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2017	2016(1)
ASSETS
Current assets:
Cash and cash equivalents	$53,034	$49,634
Marketable securities	62,265	53,540
Accounts and unbilled receivables, net	42,157	47,386
Prepaid and other current assets	26,578	26,877

Total current assets	184,034	177,437
Capitalized software development, net	17,652	16,310
Property and equipment, net	10,494	10,245
Goodwill and intangible assets, net	185,727	188,129
Other assets	3,917	3,879

Total assets	$401,824	$396,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$25,822	$26,428
Deferred revenue	72,306	68,542

Total current liabilities	98,128	94,970
Deferred tax liabilities, non-current	4,556	5,968
Deferred revenue, noncurrent	7,790	7,859
Other long-term liabilities	1,590	1,095

Total liabilities	112,064	109,892
Shareholders’ equity:
Common stock	280,986	280,813
Comprehensive loss	(49)	(51)
Retained earnings	8,823	5,346

Total shareholders’ equity	289,760	286,108

Total liabilities and shareholders’ equity	$401,824	$396,000

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2016.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Operating activities:
Net income	$1,285	$1,501
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,387	5,140
Share-based compensation	441	500
Deferred incomes taxes	526	—
Provision for doubtful accounts	200	90
Loss on equity method investments	5	43
Other	148	339
Changes in assets and liabilities:
Accounts and unbilled receivables	5,028	4,451
Prepaid and other assets	258	76
Accounts payable, accrued and other liabilities	(1,447)	(3,210)
Deferred revenue	3,696	(3,218)

Net cash provided by operating activities	16,527	5,712

Investing activities:
Proceeds from sale of long-lived assets	—	975
Changes in marketable securities	(8,871)	(966)
Purchases of property and equipment	(1,018)	(2,685)
Payments associated with capitalized software development	(2,970)	(1,990)

Net cash used in investing activities	(12,859)	(4,696)

Financing activities:
Proceeds from exercise of stock options	99	55
Taxes paid related to net settlement of equity awards	(367)	(288)

Net cash used in financing activities	(268)	(233)

Net increase in cash and cash equivalents	3,400	783
Cash and cash equivalents at beginning of period	49,634	82,010

Cash and cash equivalents at end of period	$53,034	$82,793

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands)

	Three Months Ended
	March 31,
	2017	2016
GAAP net income	$1,285	$1,501
Interest income	(160)	(98)
Interest expense	25	25
Income tax provision	678	1,004
Share-based compensation expense	441	500
Depreciation and amortization	6,387	5,140

Adjusted EBITDA	$8,657	$8,072

GAAP operating income	$1,833	$2,487
Add: deferred revenue write-down	844	955

Non-GAAP operating income	$2,677	$3,442

GAAP net income	$1,285	$1,501
Add: deferred revenue write-down, net of tax	553	572

Non-GAAP net income	$1,838	$2,073

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2017, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 27, 2017, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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